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Exhibit 5.1

July 9, 2003

The Titan Corporation
3033 Science Park Road
San Diego, California 92121-1199

Re:
Exchange of 8% Senior Subordinated Notes due 2011

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by The Titan Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of $200,000,000 in principal amount of the Company's 8% Senior Subordinated Notes due 2011 (the "Exchange Notes") for issuance in exchange for the Company's outstanding 8% Senior Subordinated Notes due 2011 (the "Outstanding Notes"). The Registration Statement also covers the guarantees (the "Guarantees") of the Exchange Notes by the subsidiary guarantors listed on Schedule A attached hereto (the "Subsidiary Guarantors").

        The Exchange Notes and the Guarantees will be issued pursuant to an Indenture, dated May 15, 2003 (the "Indenture"), by and among the Company, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas (the "Trustee"). The Exchange Notes will be issued in exchange for the Outstanding Notes on the terms set forth in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

        In connection with this opinion, we have examined copies of the Registration Statement, the Indenture, the Exchange Notes, the Guarantees and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of officers of the Company and the Subsidiary Guarantors and have not sought independently to verify such matters. We have assumed: (i) the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; (ii) the accuracy, completeness and authenticity of certificates of public officials; (iii) that the Indenture is a legal and binding obligation of the Trustee and the holders of the Exchange Notes; and (iv) with regard to our opinion in paragraph 2 below relating to the valid and binding obligation of the Guarantees by those Subsidiary Guarantors organized in states other than California, Delaware and Virginia, that such Subsidiary Guarantors are validly existing in good standing in their respective jurisdictions of organization, have the power, corporate or otherwise, to enter into and perform all of their respective obligations under the Indenture and the Guarantees, and have duly authorized, executed and delivered the Indenture and the Guarantees.

        Except with respect to our opinions as to the Exchange Notes and the Guarantees constituting valid and binding obligations, which are provided solely with respect to the internal laws of the State of New York, our opinions are expressed only with respect to the federal laws of the United States of America, the internal laws of the States of California and Virginia and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

        Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

        1.     When the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the

Outstanding Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent transfer or conveyance and other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (whether applied by a court of law or in equity).

        2.     When the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer, and when the Guarantees to be endorsed on the Exchange Notes by the Subsidiary Guarantors have been duly executed and delivered by each Subsidiary Guarantor, the Guarantees will constitute valid and binding obligations of the Subsidiary Guarantors, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent transfer or conveyance and other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (whether applied by a court of law or in equity).

        We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

/s/ Barbara L. Borden Barbara L. Borden

Schedule A

Subsidiary Guarantors

BTG, Inc.
BTG Systems Engineering, Inc.
BTG Technology Resources, Inc.
BTG Technology Systems, Inc.
Cayenta eUtility Solutions — eMunicipal Solutions, Inc.
Cayenta Operating LLC
Concept Automation, Inc. of America
Datacentric Automation Corporation
GlobalNet, Inc.
GlobalNet International, LLC
International Systems, LLC
LinCom Wireless, Inc.
Linkabit Wireless LLC
Nations, Inc.
Procom Services, Inc.
Research Planning, Inc.
STAC Inc. Titan Africa, Inc.
Titan Facilities, Inc. (formerly Delta Construction Management, Inc.)
Titan Scan Technologies Corporation
Titan Wireless, Inc.
Titan Wireless Afripa Holdings, Inc.
Unidyne, LLC

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  Exhibit 5.1
Schedule A Subsidiary Guarantors